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                                                                 Exhibit (d)(14)


                                                                    CONFIDENTIAL

October 3, 2003


Mr. Serge Godin
CGI Group, Inc.
1130 Sherbrooke Street West
5(th) Floor
Montreal, Quebec  H3A 2M8

Mr. Godin:

                  To facilitate discussions relating to a potential business combination (the "Transaction") between CGI Group, Inc. (together with its subsidiaries, "Company") and American Management Systems, Incorporated (together with its subsidiaries, "AMS"), Company expects to make available to AMS and its Representatives (as defined) nonpublic information concerning Company, including, but not limited to information concerning the businesses, condition (financial and other), operations, and prospects of Company, and AMS expects to make available to Company and its Representatives nonpublic information concerning AMS, including, but not limited to information concerning the businesses, condition (financial and other), operations, and prospects of AMS. As a condition to such information being made available, each party agrees that all Evaluation Material (as defined) received by it or its Representatives from the other party or any of any of its Representatives shall be treated in accordance with this Nondisclosure and Confidentiality Agreement (this "Agreement").

                  1. Certain Definitions. As used in this Agreement: (a) "Receiving Party" means the party receiving Evaluation Material; (b) "Furnishing Party" means the party providing Evaluation Material or causing Evaluation Material to be provided; (c) "Representatives" means the directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, investment bankers and consultants) of the specified party; and (d) "Evaluation Material" means all information concerning the Furnishing Party or any of its subsidiaries or affiliates, whether in verbal, visual, written, electronic or other form, which is made available by the Furnishing Party or any of its Representatives to the Receiving Party or any of its Representatives ("Primary Evaluation Material"), together, in each case, with all notes, memoranda, summaries, analyses, studies, compilations and other writings relating thereto or based thereon prepared by the Receiving Party or any of its Representatives ("Derivative Evaluation Material"). Notwithstanding the foregoing, the term "Evaluation Material" shall not include information which the Receiving Party can demonstrate (u) was rightfully in the possession of the Receiving Party prior to disclosure by the Furnishing Party; (v) was or is independently developed by the Receiving Party without use of the Evaluation Material; (w) is now, or hereafter becomes, available to the public other than as a result of disclosure by the Receiving Party prohibited by this Agreement;
(x) becomes available to the Receiving Party or any of its Representatives on a non-confidential basis from a source other than the Furnishing Party or any of its Representatives and such source is not, to the knowledge of the Receiving Party following reasonable inquiry, under any obligation to the Furnishing Party or any of its Representatives to keep such information confidential; (y) is transmitted by or on behalf of the Furnishing Party after receiving written notification from the Receiving Party of the termination of discussions relating to the Transaction or written instructions from the Receiving Party not to furnish any further Evaluation Material; or (z) is disclosed as provided in Paragraph 2(b).
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                  2.Confidentiality and Use of Evaluation Material.

                  (a) Confidentiality of Evaluation Material. All Evaluation Material (i) shall be used solely for the purpose of evaluating and considering the Transaction; (ii) shall be kept strictly confidential by the Receiving Party; and (iii) shall be provided by the Receiving Party solely to those of its Representatives to whom disclosure is reasonably deemed to be required to facilitate the Receiving Party's evaluation or consideration of the Transaction. The parties intend to restrict the dissemination of Evaluation Material to as small a working group as practicable. All Evaluation Material is and shall remain the property of the Furnishing Party. Before providing access to Evaluation Material to any Representative, the Receiving Party shall inform such Representative of the contents of this Agreement and the confidentiality of the Evaluation Material, and shall advise such Representative that, by accepting possession of or access to such information, such Representative is agreeing to be bound by this Agreement. Each party shall instruct its Representatives to observe the terms of this Agreement and shall be responsible for any breach of this Agreement by any of its Representatives.

                  (b) Compulsory Disclosure of Evaluation Material. If the Receiving Party is requested in any judicial or administrative proceeding, or by any governmental or regulatory authority, to disclose any Evaluation Material (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or otherwise), the Receiving Party shall give the Furnishing Party prompt notice of such request so that the Furnishing Party may seek an appropriate protective order, and, upon the Furnishing Party's request and at the Furnishing Party's expense, shall cooperate with the Furnishing Party in seeking such an order. If the Receiving Party is nonetheless compelled to disclose Evaluation Material, the Receiving Party shall disclose only that portion of the Evaluation Material which the Receiving Party is legally required to disclose and, upon the Furnishing Party's request and at the Furnishing Party's expense, shall use commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to such Evaluation Material to the extent such assurances are available. Subject to the foregoing conditions and limitations, the Receiving Party may disclose Evaluation Material without liability hereunder.

                  (c) Disclosure to Tax Authorities. Notwithstanding anything herein to the contrary, except where such disclosure would be prohibited under U.S. securities laws, any party to this Agreement (and each employee, representative or other agent thereof) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the proposed Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to the party relating to such tax treatment and tax structure. For this purpose, a "tax structure" means any facts relevant to the U.S. federal income tax treatment of the proposed Transaction and does not include information relating to the identity of the parties.

                  (d) Other Public Disclosure. Except (i) for such public disclosure as may be necessary, in the good faith judgment of the disclosing party following consultation with outside counsel, for the disclosing party not to be in violation of any applicable law, regulation, order or listing agreement, or (ii) with the prior written consent of the other party, neither party shall:

                  (A) make any disclosure (and each party shall direct its Representatives not to make any disclosure) to any person of (1) the fact that discussions, negotiations or investigations are taking or have taken place concerning a Transaction, (2) the existence or contents of this Agreement, or the fact that either party has requested or received Evaluation Material from the other party, or (3) any of the terms, conditions or other facts with respect to any proposed Transaction, including the status thereof, or

                  (B) make any public statement concerning the proposed Transaction.

If either party proposes to make any disclosure in reliance on clause (i) above, the disclosing party shall, if practicable, provide the other party with the text of the proposed disclosure as far in advance of its disclosure as is practicable and shall in good faith consult with and consider the suggestions of the other party concerning the nature and scope of the information it proposes to disclose.
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                  (e) Securities Law Restrictions. Each party acknowledges that the Evaluation Material may contain material nonpublic information concerning the Furnishing Party. Each party further acknowledges its awareness of the restrictions imposed by federal and state securities laws on persons in possession of material nonpublic information, and agrees that while it is in possession of material nonpublic information with respect to the other party, it shall not purchase or sell any securities of the other party, or communicate such information to any third party, in violation of applicable law. Nothing herein shall constitute an admission by either party that any Evaluation Material in fact contains material nonpublic information concerning the Furnishing Party.

                  (f) Contact with Employees and Representatives. Neither party shall communicate with any employee of the other party regarding the Transaction or disclose any Evaluation Material to any employee or Representative of the other party, other than the employees and Representatives named on the working group lists exchanged by the parties from time to time.

                  3. Accuracy of Evaluation Material; No Representations or Warranties. Each party acknowledges and agrees (a) that no representation or warranty, express or implied, is made by either party, or any of its respective Representatives, as to the accuracy or completeness of the Evaluation Material and (b) that the parties shall be entitled to rely only on those representations and warranties (if any) that may be made in a definitive written Transaction agreement, signed and delivered by both parties. Unless otherwise provided in the definitive written Transaction agreement, neither the Furnishing Party nor any of its Representatives shall have any liability to the Receiving Party or any of its Representatives on account of the use of any Evaluation Material by the Receiving Party or any of its Representatives or any inaccuracy therein or omission therefrom.

                  4. Return and Destruction of Evaluation Material. At any time after termination of discussions by either party to this Agreement with respect to the Transaction, upon the request of the Furnishing Party, the Receiving Party shall promptly (and in no event later than five business days after such request) (a) return or cause to be returned to the Furnishing Party all copies of all Primary Evaluation Material in the possession or control of the Receiving Party or its Representatives which is in a visual or written format and erase or destroy all copies of all such Primary Evaluation Material which is stored in electronic format (and certify to the Furnishing Party such erasure or destruction), and (b) destroy or cause to be destroyed (and certify such destruction to the Furnishing Party) all Derivative Evaluation Material in the possession or control of the Receiving Party or any of its Representatives. Nothing herein shall obligate the Receiving Party to provide any Derivative Evaluation Material to the Furnishing Party. Notwithstanding the return, destruction or erasure of Evaluation Material hereunder, the Receiving Party and its Representatives shall continue to be bound by their confidentiality and other obligations hereunder.

                  5. Non-solicitation of Employees. Each party agrees not to directly or indirectly solicit for employment any management employees or other current employees of the other party to whom a party may be directly or indirectly introduced or otherwise have contact with as a result of its consideration of a Transaction for a period of one year after the date of this letter, without the prior written consent of the other party, provided that neither party will be restricted from making any general solicitation for employees or public advertising of employment opportunities (including through the use of employment agencies) not specifically directed at such persons, and provided further that neither party will be restricted in hiring any such person who responds to any such general or public advertising.

                  6. Standstill.
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                  (a) Each party agrees that the Evaluation Material is being furnished to the other party in consideration of their respective agreement that neither party nor its respective Representatives will, for a period of one year from the date hereof, directly or indirectly, alone or with others, (a) negotiate with or provide any information to the other party with respect to, or make any statement or proposal to the Board of Directors of, such other party, to any of its agents or to any stockholder of such other party with respect to, or make any public announcement or proposal or offer whatsoever (including, but not limited to any "solicitation" or "proxies" as such terms are defined or used in Regulation 14A of the Securities Exchange Act of 1934) with respect to, or otherwise solicit, seek or offer to effect (i) any form of business combination or transaction involving the other party or any affiliate thereof, including, without limitation, a merger, tender or exchange offer or liquidation of the other party's assets, (ii) any form of restructuring, recapitalization or similar transaction with respect to the other party or any affiliate thereof,
(iii) any purchase of any securities or assets, or rights to acquire any securities or assets, of the other party, (iv) any proposal to seek representation on the Board of Directors of the other party or otherwise seek to control or influence the management, Board of Directors or policies of the other party, (v) any request or proposal to waive, terminate or amend the provisions of this letter, or (vi) any proposal or other statement inconsistent with the terms of this letter, (b) instigate, encourage or assist any third party to do any of the foregoing, or (c) become a beneficial owner of any securities of the other party (except that each party may purchase for investment in market transactions up to 1% of the other party's stock), unless and until such party has received the prior written invitation or approval of a majority of the Board of Directors of the other party to do any of the foregoing. The foregoing shall not apply to either party's Representatives effecting or recommending transactions in the other party's securities in the ordinary course of their business as, without limitation, an investment advisor, broker, dealer in securities, market maker, specialist or block positioner; provided, however, that the Company, after review of the Evaluation Material, may, at its discretion, submit a proposal to the Board of AMS through its Chairman concerning a possible Transaction.

                  (b) The provisions of the foregoing paragraph shall not apply, and the Company shall be free to engage in any of the activities otherwise prohibited by the foregoing paragraph, from the date of public announcement of or public disclosure of commencement of: (i) a tender or exchange offer to acquire 20% or more of any class of then outstanding voting securities of AMS by any person or group of persons (other than the Company); or (ii) any merger, sale or other business combination transaction (A) pursuant to which any class of outstanding voting securities of AMS would be converted into cash or securities of another person or group of persons acting as a group (other than the Company) with the result that 20% or more of any class of then outstanding voting securities of AMS would be owned by persons other than the then current holders of such class of voting securities of AMS or (B) which would result in all or a substantial portion of the AMS's assets being sold to any person or group (other than the Company), to the earlier of the date of completion of the said tender offer or business transaction and the date of withdrawal or cancellation of same; provided, however, that this paragraph 6(b) shall not apply in the event such tender offer or business transaction is commenced with the consent of AMS.

                  7. Remedies. Each party agrees that money damages would not be a sufficient remedy for any breach of any provision of this Agreement by the other party or any of its Representatives, and that in addition to all other remedies which any party hereto may have, each party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or in equity. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

                  8. Miscellaneous.
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                  (a) No License. Neither party grants a license, by implication or otherwise, under any of its patents, trade secrets or other intellectual property rights to the Receiving Party. The terms of this Agreement shall not be construed to limit either party's right to independently develop or acquire products without use of the other party's Evaluation Material. Nothing in this Agreement will be construed as a representation or agreement that the Receiving Party will not develop, or have developed for it, products, concepts, systems or techniques that are similar to or compete with the products, concepts, systems or techniques contemplated by or embodied in the Evaluation Material, provided that the Receiving Party does not violate any of its obligations under this Agreement in connection with such development.

                  (b) Entire Agreement. This Agreement contains the sole and entire agreement between the parties with respect to the confidentiality of the Evaluation Material and the confidentiality of their discussions, negotiations and investigations concerning a Transaction.

                  (c) Amendment and Waiver. This Agreement may be amended, modified or waived only by a separate written instrument duly signed and delivered by or on behalf of both parties.

                  (d) Severability. The invalidity or unenforceability of any provision of this Agreement shall not impair or affect the validity or enforceability of any other provision of this Agreement, unless the enforcement of such provision in such circumstances would be inequitable.

                  (e) No Obligation to Complete a Transaction. This Agreement is not intended to, and does not, constitute an agreement, or impose any obligation, to consummate a Transaction, to conduct or continue negotiations with respect to a Transaction, or to enter into a definitive Transaction agreement. Neither party shall have any rights or obligations of any kind whatsoever with respect to a Transaction by virtue of this Agreement or by virtue of any other written or oral expression by the parties' respective Representatives unless and until a definitive Transaction agreement between the parties is executed and delivered by both parties. Both parties further acknowledge and agree that each party reserves the right, in its sole discretion, to provide or not to provide Evaluation Material to the Receiving Party under this Agreement, to reject any and all proposals made by the other party or any of its Representatives with regard to a Transaction, and to terminate discussions and negotiations at any time for any reason or no reason. If either party determines not to proceed with negotiations with respect to a Transaction, it will promptly inform the other party of such determination.

                  (f) Governing Law; Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia. Each party hereto consents and submits to the exclusive jurisdiction of the courts of the State of Virginia and the courts of the United States located in the Eastern District of Virginia for the adjudication of any action, suit, or proceeding arising out of or otherwise relating to this Agreement

                  (g) If the foregoing correctly sets forth our agreement with respect to the matters set forth herein, please so indicate by signing two copies of this Agreement and returning one signed copy to me, whereupon this Agreement shall constitute our binding agreement with respect to the matters set forth herein.

                                 Very truly yours,

                                 AMERICAN MANAGEMENT SYSTEMS, INCORPORATED

                                 By:__________________________________

                                 David W.H. Sharman:
                                 Senior Vice President, Corporate Development
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ACCEPTED AND AGREED TO AS OF THE DATE FIRST WRITTEN ABOVE:

CGI GROUP, INC.

By:  ________________________________

Name: ______________________________

Title: _______________________________